EXHIBIT 10.16

Prepared 7/8/99

©1999 Bank Compensation Strategies

This document is provided to assist your legal counsel in documenting your specific arrangement. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service and the Department of Labor. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.

PEOPLES BANK OF FANNIN COUNTY
EXECUTIVE REVENUE NEUTRAL RETIREMENT AGREEMENT

            THIS AGREEMENT is made this 2nd day of August, 1999, by and between the PEOPLES BANK OF FANNIN COUNTY, located in Blue Ridge, Georgia (the “Bank”), and THOMAS C. GILLILAND (the “Executive”).  This agreement shall be effective as of January 1, 1999.

INTRODUCTION

            To attract, retain and reward quality management, and to provide a potentially higher level of retirement income, the Bank is willing to provide the Executive with this Executive Revenue Neutral Retirement Agreement.  The Bank will pay the benefits from its general assets.

AGREEMENT

            The Executive and the Bank agree as follows:

Article 1
Definitions

            Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

            1.1            “Adjustment Rate” shall mean the figure equal to one minus the Bank’s highest marginal Federal and State Income tax rate for the current calendar year.

            1.2            “Change of Control” shall mean any of the following:

(A)            any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 25% of the combined voting power of the Corporation's then outstanding securities (other than a person owning 10% or more of the voting power of stock on the date hereof) or announces a tender offer or exchange offer for securities of the Corporation representing more than 25% of the combined voting power of the Corporation's then outstanding securities; or

(B)            the liquidation or dissolution of the Corporation or the Bank or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Corporation or the Bank to an entity which is not a direct or indirect subsidiary of the Corporation; or

(C)            the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

(D)            the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Corporation, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of Directors of the Corporation or, in the case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

(E)            any other event which is at any time designated as a “Change of Control” for purposes of this Agreement by a resolution adopted by the Board of Directors of the Corporation with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change of Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Executive.

            Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation or the Bank providing for any of the transactions or events constituting a Change of Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Executive’s employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change of Control event shall be deemed to have occurred as a result of the execution of such agreement.

            1.3            “Corporation” means United Community Banks, Inc.

            1.4            “Employment Date” means the date which the Executive was first employed on a full-time basis by the Bank or the Corporation, or any subsidiary of the Bank or Corporation.

            1.5            “Excess Benefit Payment” means the additional annual payment amount as a result of crediting interest to the Retirement Account as determined under Section 2.3 during the post retirement years.  Interest shall be credited at the rate of 7% per annum compounded monthly.  This rate may be changed prospectively upon approval by the Board of Directors of the Corporation.  For example, the annual payment on a $100,000 Retirement Account, paid over 10 years without interest, would be $10,000. The annual payment with interest crested at 7 percent would equal $13,933, resulting in an Excess Benefit Payment of $3,933.

            1.6            “Normal Retirement Benefits” means the benefit described in Article 3.

            1.7            “Normal Retirement Age” means the Executive's 55th birthday.

            1.8            “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

            1.9            “Plan Year” means each calendar year from January 1 through December 31.  In the year of implementation, it shall commence with the effective date of this Agreement and end on December 31, 1999.

            1.10            “Retirement Account” means the account maintained on the books of the Bank as described in Section 2.3.

            1.11            “Simulated Investments” mean investments specified by the Bank for use its measuring the Retirement Benefit.  Subject to Article 2, the Bank can change the Simulated Investments only with the Executive's written agreement.  The Simulated Investments shall be of equal initial amounts.

            1.12            “Termination of Employment” means the Executive ceases to be employed by the Bank or the Corporation or any subsidiary of the Bank or Corporation or their successor for any reason other than death.

Article 2
Retirement Account

            2.1            Simulated Investments.  The Bank shall establish two simulated investments as of _____________, 1999 as follows:

2.1.1            Simulated Investment Number One shall track the cash surrender value of a portfolio of life insurance policies with an aggregate single premium investment of $8,060,000 as detailed in Appendix A.  After tax earnings shall be based on the annual growth in the cash surrender value (“CSV”) of these policies.  The annual growth in such CSV is calculated as follows:

Total portfolio CSV at the end of the Plan Year
minus
Total portfolio CSV at the beginning of the Plan Year

The following example will illustrate this calculation:

Portfolio CSV –12/31/99	$1,050,000
Portfolio CSV –12/31/98	$1,000,000
Simulated Investment Number One growth in CSV for 1999	$50,000

For purposes of this calculation, if an individual covered by a simulated life insurance policy as described in Appendix A dies during a Plan Year, the policy cash surrender value will be excluded from the calculation of both the beginning of year and end of year portfolio cash, surrender values.

2.1.2            Simulated Investment Number Two shall track the value of a simulated investment account comprised of both principal and accumulated net after-tax interest earnings. Principal contributions to this account will be equal to premium contributions made to Simulated Investment Number One and credited at the same time as premium contributions. Pre-tax interest earnings shall, be based on the Federal Funds Rate. This rate shall be adjusted quarterly. Simulated Investment Number Two assumes the income tax rate to be the Bank’s highest marginal tax rate for the current calendar year, and assumes that interest (net of tax) shall be compounded on an annual basis at the end of each Plan Year.  The annual growth is calculated as follows:

Total account value at the end of the Plan Year
minus
Total account value at the beginning of the Plan Year

The following example will illustrate this calculation:

Account value – 12/31/99	$1,027,000
Account value – 12/31/98	$1,000,000
Simulated Investment Number Two Growth for 1999	$27,000

            *Assumes 4.5 percent Federal Funds Rate and 40 percent tax bracket.

For purposes of this calculation, if an individual covered by a simulated life insurance policy as described in. Appendix A dies during a plan Year, the principal and cumulative interest earnings associated with the premium, contributions from that policy will be excluded from the calculation of both the beginning of year and end of year account values.

            2.2            Allocated Earnings.  The earnings allocated to the Executive’s Retirement Account shall equal the growth for the applicable Plan Year of Simulated Investment Number One under Section 2.1.1 minus the growth for the applicable Plan Year of Simulated Investment Number Two under Section 2.1.2.  This amount shall then be divided by the Adjustment Rate as defined in Section 1.1 and then multiplied by the allocation percentage from Appendix B.  If the growth of Simulated Investment Number Two exceeds the growth of Simulated Investment Number One (earnings deficit) for any Plan Year, no amount is allocated to the Executive's Retirement Account for that year.  In addition, subsequent Allocated Earnings must first be reduced by the Executive’s allocated portion of the cumulative remaining earnings deficit from prior years before allocation to the Executive's Retirement Account.

            2.3            Retirement Account.  The Bank shall establish a Retirement Account on its books far the Executive, which shall be equal to the cumulative Allocated Earnings (as determined under Section 2.2) as of the end of the applicable Plan Year.

            2.4            Statement of Accounts.  The Bank or its successor shall provide to the Executive, within one hundred twenty (120) days after each Plan Year, a statement setting forth the Retirement Account balance, as well as copies of all supporting documentation requested by the Executive showing the manner in which such Retirement Account balance is calculated.

            2.5            Accounting Device Only.  The Retirement Account and Simulated Investments are solely devices far measuring amounts to be paid under this Agreement.  They are not a trust fund of any kind.  The Executive is a general unsecured creditor of the Bank for the payment of benefits.  The benefits represent the mere Bank promise to pay such benefits.  The Executive's rights are not subject in any manner to anticipation. alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

Article 3
Normal Retirement

            3.1            Normal Retirement Benefit.  Subject to the general limitations of Article 9, upon reaching the Normal Retirement Age while in full-time employment with the Bank, the

Executive shall be entitled to both the primary and secondary retirement benefits described in Sections 3.1.1 and 3.1.2.

3.1.1            Primary Normal Retirement Benefit.  Commencing within one hundred twenty (120) days after the end of the Plan Year following the Executive's Normal Retirement Date, the Bank shall pay the Primary Normal Retirement Benefit to the Executive which is equal to the Executive's Retirement Account balance as of the end of the Plan Year immediately preceding the Executive’s Normal Retirement Date. The Primary Normal Retirement Benefit: shall be paid over a fifteen (15) year period in equal annual installments.

3.1.2            Secondary Normal Retirement Benefit.  Commencing within one hundred twenty (120) days following the end of the Plan Year following the Executive's Normal Retirement Date, and continuing until the Executive's death, the Bank shall pay the Secondary Normal Retirement Benefit to the Executive. The Secondary Normal Retirement Benefit shall be paid annually in an amount calculated as follows:

(After-tax earnings for the Plan Year on Simulated Investment Number One
minus
After-tax earnings for the Plan Year on Simulated Investment Number Two)
divided
by the Adjustment Rate
multiplied
by the Allocation Percentage as determined by Appendix B
minus
Excess Benefit Payment as defined in section 1.5

If the after-tax earnings on Simulated Investment Number Two exceed the after-tax earnings on Simulated Investment Number one (earnings deficit) for any Plan Year following the Executive's Normal Retirement Date, no payment will be made under this section. In addition, subsequent payment under this section must first be reduced by the cumulative remaining earnings deficit from prior years. Earnings shall be determined pursuant to the method set forth in Section 2.1 hereof.

Article 4
Early Termination of Employment

            If the Executive's Termination of Employment occurs prior to Normal Retirement Age, the Bank shall pay to the Executive the Primary Normal Retirement Benefit as described in Section 3.1.1 and Secondary Normal Retirement Benefit as described in Section 3.1.2, subject to the following vesting schedule:

Plan Years	Vested Percentage
0-4 years	0%
5 or more years	100%

Payment of the Primary Normal Retirement Benefit shall be based on the Executive’s Retirement Account balance as of the end of the Plan Year immediately preceding the Executive's Normal Retirement Age, including any Allocated Earnings after the Executive's Termination of Employment.  Payments shall be made in 15 equal annual installments commencing within one hundred twenty (120) days After the end of the Plan Year following the Executive's Normal Retirement Age.  The Secondary Normal Retirement Benefit shall be paid annually as described in Section 3.1.2 commencing within one hundred twenty (120) days after the end of the Plan Year following the Executive's Normal Retirement Age.

Article 5
Competition After Termination of Employment

            The Executive shall forfeit his right to any further Primary Normal Retirement Benefit or Secondary Normal Retirement Benefit under this Agreement if the Executive, after termination of employment, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of an employee, director, officer, principal, agent, trustee or in any other capacity whatsoever with any business enterprise providing services similar to those the Executive provides to the Bank or its affiliates, or with any business enterprise providing or offering goods or services identical to or reasonably substitutable for the corporation conducted in the trading area (a 50 mile radius) of the Bank.

Article 6
Change of Control

            6.1            If the Executive is in full-tune employment with the Bank at the date of a Change of Control, the Bank shall pay the Primary Normal Retirement Benefit and the Secondary Normal Retirement Benefit described in Section 3.1.1 and 3.1.2 calculated as if the Executive has reached the Executive's Normal Retirement Age with the Bank.  Payments of the Executive's Primary Normal Retirement Benefit shall be made in 15 equal annual installments commencing with the Executive's Normal Retirement Date.  Payments of the Executive's Secondary Normal Retirement Benefit shall be made in annual installments payable over the number of years from the Executive's Normal Retirement Date until the Executive's expected mortality age of 85. Upon a Change of Control, no additional participants shall be added to the plan and to further changes shall be made to the allocations set forth on Appendix B, except upon the death of an existing participant.

            6.2            Notwithstanding the provisions of Section 6.1, the Bank shall have the option to elect to pay to the Executive, in lieu of any of the benefits under this Agreement, a lump sum cash benefit equal to 110% of the sum of (a) the Retirement Account Balance at the date of the Change of Control, and (b) the present value of the Secondary Normal Retirement Benefit from the date of the Change of Control through the Executive's age 85.  This benefit will be calculated using (1) the policy crediting rates and mortality rates in effect for Simulated Investment Number One at the date of the Change of Control, (2) the Federal Funds Rate in effect for Simulated Investment Number Two at the date of the Change of Control, and (3) the Bank's highest marginal tax rate for the calendar year preceding the date of the Change of Control.  The discount rate fox purposes of calculating this present value shall be the bank's prime rate of interest.

Article 7
Death Benefits

            Upon the Executive's death, the Bank shall pay to the Executive's beneficiary the Executive's Retirement Account balance as of the end of the Plan Year immediately preceding the Executive's death.  The Bank shall pay the death benefit as calculated above to the beneficiary in a lump sum within one hundred twenty (120) days following the Executive's death.

Article 8
Beneficiaries

            8.1            Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Bank.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive's lifetime.  The Executive's beneficiary designation shall be automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

            8.2            Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it my deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 9
General Limitations

            9.1            Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive's employment for:

(a)            Gross negligence or gross neglect of duties;

(b)            Conviction of a felony or a gross misdemeanor involving moral turpitude; or

(c)            Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in an adverse material effect on the Bank.

            With respect to clauses (a) and (c) above, the Executive shall not be considered Terminated for Cause until the Bank has delivered notice to the Executive specifying the conduct deemed to constitute cause and allowed a reasonable time (not less than 30 days) within which the Executive may take corrective action.

            9.2            Suicide or Misstatement.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Bank.

Article 10
Claims and Review Procedures

            10.1            Claims Procedure.  The Bank shall notify any person or entity that makes a claim against the Agreement (the “Claimant”) in writing, within ninety (90) days of Claimant's written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement.  If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed.  If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

            10.2            Review Procedure.  If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitles him or her to benefits or to greater or different benefits.  Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) as opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents.  The Bank shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the 60 day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 11
Amendments and Termination

            This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

Article 12
Administration

            12.1            Administration.  Unless otherwise determined by the Bank's Board of Directors (“Board”), the Board or its designee shall be the named fiduciary and shall act far the Bank under this Agreement.

            12.2            Powers of the Bank.  The Bank shall have all powers necessary to administer this Agreement, including, without limitation, powers:

(a)            to interpret the provisions of the Agreement; and

(b)            to establish rules for the administration of the Agreement and to prescribe any forms required to administer the Agreement.

            12.5            Actions of the Bank.  All determinations, interpretations, rules and decisions of the Bank shall be conclusive and binding upon all persons having or claiming to have any interest or right under this Agreement.

Article 13
Miscellaneous

            13.1            Binding Effect.  This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

            13.2            Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

            13.3            Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

            13.4            Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America.

            13.5            Unfunded Arrangement.  The Executive is a general unsecured creditor of the Bank for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject is any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or any other asset held in connection with this Agreement is a general asset of the Bank to which the Executive has no preferred or secured claim.

            IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

BANK: PEOPLES BANK OF FANNIN COUNTY By /s/ Jane W. Callihan Title EVP EXECUTIVE: /s/ Thomas C. Gilliland Thomas C. Gilliland

Appendix A
Simulated Policy Data

Insured	Insurer	Policy No.	Product Type	Issue Date	Classification
Gilliland, Thomas C.	GW	86000151	BCSULI	12/31/98	Standard NS

GW = Great-West Life & Annuity Insurance Company

Appendix B

Executives	Initial Points	Initial Allocation Percent*

Thomas C. Gilliland	13.75	13.75%
Other Participants	86.25	86.25%

Total	100.00	100.00%

*If an Executive included in the numbers above dies during a Plan Year, the Points allocated to that person shall be eliminated and the allocated percentages shall be recalculated for that Plan Year and all subsequent Plan Years.

For example, assume the following Executives are in the plan with the following Points and Initial Allocation Percent:

Executives	Points	Initial Allocation Percent
Executive A	50	50%
Executive B	30	30%
Executive C	20	20%

Total	100	100%

Executive A dies, the Points remain the same, but the Allocation Percent changes, as follows:

Executives	Points	Revised Allocation Percent
Executive B	30	60% (390 ÷ 50)
Executive C	20	40% (20 ÷ 50)

Total	50	100%